Exhibit 99.3

Confidential

MEMORANDUM

TO:	INDEPENDENT TRUSTEES OF U-STORE-IT TRUST (“YSI”)
VIA E-MAIL

FROM:	ROBERT J. AMSDELL

RE:	OVERVIEW – YSI CURRENT SITUATION

DATE:	FEBRUARY 16, 2007

I would like to beg the Board’s attention in order to give a brief overview of the present situation at YSI. Certain allegations have been made against the Amsdell family, collectively and individually by Dean Jernigan. It is my understanding that Dean initially hired the firm of Jones Day, et al, to pursue an investigation of these allegations and that upon the Board having discovered the Jones Day engagement, it felt compelled to pursue the matter in its own right through the Corporate Governance and Nominating Committee. I recently learned that the firm of Baker Hostettler, et al, has also been hired to facilitate this process.

The allegations as I understand them are at least four (4) and I will discuss them as they were revealed to me.

1.	THAT RISING TIDE (AMSDELL) HIRED OR ATTEMPTED TO HIRE YSI EMPLOYEES.

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As I understand it, there are various e-mails on this subject, none of which are mine, as well as conflicting testimony. The one undisputed fact, however, is that no YSI employee has been hired by Rising Tide, even though it probably has the right to do so under the initial term sheet of the YSI Rising Tide transfer of management documents. Perhaps more important, is the fact that under the proposed transfer of management, YSI would have been the party terminating the YSI employees’ employment. Rising Tide had no reason to induce or encourage any YSI employee to leave his or her employment with YSI because any employment with Rising Tide could only have happened as a result of the negotiated management transfer. In other words, had Rising Tide actually hired any YSI employees, such an action would have been open and notorious; (i,e., it could not have been hidden) and would have been done under an agreement acceptable to all parties who were attempting to achieve the common purpose of transferring the management of the Rising Tide properties. Remember, it was Dean Jernigan’s idea initially to transfer management and this transfer was presented to the board on December 15, 2006 and the concept approved by same at that time.

2.	THE SECOND ALLEGATION IS THAT ROBERT AMSDELL, EXECUTIVE CHAIRMAN HIRED KATHY WOJNICZ AS HIS ADMINISTRATIVE ASSISTANT.

He did. Kathy had been my personal secretary for many years and when Dean assumed his duties at YSI, she was the Office Manager of the Cleveland office. When that office was moved to Philadelphia she was relieved of her office manager

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duties and she was told that she would have to vacate her private office. Before Kathy was relieved of her duties, I had no conversations with Kathy about her again becoming my secretary. In fact, as I understand, upon learning of Kathy’s taking employment at Amsdell Companies, and prior to her departure, Dean wished Kathy good luck. I make no apologies for the hiring of Kathy.

3.	THAT RISING TIDE EMPLOYEES CONTROLLED THE PRICING AND DISCOUNTING OF ITS PROPERTIES.

It did. Specifically, Section 5.1 of the Property Management Agreement between Rising Tide and YSI states “Property Manager shall perform such other services in connection with the efficient leasing of the property as Owner may from time to time direct.” [emphasis added]. By any reasonable interpretation this clause would specifically allow the owner to control pricing, discounting and occupancy. At the time of the IPO, this matter was raised by myself in relation to the option agreement that was given to YSI. I discussed this with the underwriters, Deloitte & Touche, and I believe with legal counsel to ensure that everyone agreed with the concept that only the owner (Rising Tide) could control pricing, discounting and making sure that physical occupancy and discounted or free occupancy were kept in alignment. I was assured that the owner always had this right. The problem, of course, is obvious. If, for instance, a “dollar move in” special (such as used by Public Storage) or a “3 months free” discount, which is sometimes used in the industry during lease up, were implemented, the option purchase price for the property could be very little or in the extreme, nothing at all.

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This subject came up early in the present Board’s tenure and Nick Katzakis, the then Compliance Officer, was asked to give an opinion as to the owner’s rights in these regards. His opinion was that the owner always had the right to control these matters even though it could obviously affect occupancy.

To date, three Rising Tide properties have been sold to YSI pursuant to the subject option. None of the other properties have been disposed of or sold to 3rd parties and they are expected to ultimately be sold to YSI. Unfortunately, the construction and lease up of the Rising Tide portfolio has been more protracted than originally contemplated. In fact, one of the properties is still under construction. The slow lease up somewhat reflects the lease up of the other YSI properties.

The point is that everything done by Rising Tide has been open and visible. However, an effort has been made by Dean to characterize this process as clandestine which is always the case with “witch hunts” of this nature. This characterization belies the real facts.

4.	ADDITIONAL ALLEGATIONS BY DEAN JERNIGAN.

The fourth item was brought up by Dean at the recent impromptu board meeting called to by the undersigned, wherein Dean asked that I not be present when he made his allegations. I later learned that these allegations had something to do with an automobile transaction. Since I have not heard anything further about this matter I assumed that it has been investigated and dismissed. Today, I learned that other matters are being pursued by Dean, including the alleged employment of

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other Amsdell family members, as well as stock ownership of the Amsdell family and pledges by same. Where does this all end?

I recently resigned from the Board in order to avoid any potential conflicts of interest while pursuing, as the Company’s largest shareholder, strategic alternatives. Our family, as the principal stockholders, is very dissatisfied with the Company’s performance. We are under-performing the rest of our sector and, as recently reported by a Citi Group Analyst, our 2006 same store performance for the 3rd quarter of 2006 (the most recent numbers available) actually revealed a 2.8% decline in same store NOI, year-over-year. Our FFO per share earnings for 2006 are abysmal. I was recently told by Chris Marr that our FFO per share for 2006 in absolute terms would be $0.87. Our Company’s most recent FFO guidance for 2007 was $1.11 to $1.21, far lower than research analysts were expecting.

Consider the following: the Company has not performed as well as expected. Although the Company has lagged its competition in both operations and financial performance, the booming REIT market has allowed for the YSI stock price to be materially higher than it was at the IPO price of $16.00 and above its secondary offering price of $20.35. What does this mean? As the largest shareholders of YSI, we believe that it is in the best interest of the Company and its shareholders to merge or sell the Company now. Doing so will ensure that the shareholders receive the highest value and the company’s reputation remain in tact

I am asking that the Board consider the above and I would be willing to discuss any of these items at the Board’s behest. Thank you for your consideration in this regard.

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